Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Four Corners Property Trust, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Four Corners Property Trust, Inc. of our reports dated August 10, 2015 with respect to the balance sheet of Four Corners Property Trust, Inc. as of July 16, 2015; the combined balance sheets of the LongHorn San Antonio Business as of December 31, 2014 and 2013, and the related combined statements of comprehensive income (loss), changes in parent company equity, and cash flows for each of the years in the three-year period ended December 31, 2014; and the combined balance sheets of the Four Corners Properties as of December 31, 2014 and 2013 and the related financial statement schedule, which reports appear in the amendment no. 5 to the registration statement on Form 10 of Four Corners Property Trust, Inc. filed October 21, 2015.

/s/ KPMG LLP

Orlando, Florida

November 11, 2015

Certified Public Accountants